UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 29, 2004
(Date of earliest event reported)

IXYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26124 (Commission File No.)	77-0140882 (IRS Employer Identification No.)

3540 Bassett Street
Santa Clara, CA 95054
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 982-0700

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 1.01.            Entry into a Material Definitive Agreement

     On September 29, 2004, the Board of Directors of IXYS Corporation (“IXYS”) granted Kenneth D. Wong, a Director, an option to acquire 30,000 shares of IXYS common stock at an exercise price of $7.20 per share. The option has a ten year term. The shares subject to the option vest over a four year period. Nine months after the date of grant, 2.5% of the shares vest. Thereafter, the shares vest monthly at the rate of 2.5% of the shares per month.

Item 5.02.            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On September 29, 2004, the Board of Directors of IXYS elected Kenneth D. Wong a Director of the company. Mr. Wong was named to the Audit Committee and the Compensation Committee of the Board of Directors.

     Since 1997, Mr. Wong has been with Menlo Equities, a developer and owner-operator of commercial real estate in California. Mr. Wong has served as its Chief Financial Officer since 1997 and as its Chief Operating Officer since 2001. From 1993 to 1997, Mr. Wong served in several positions at the accounting firm of Coopers & Lybrand, his last role being a Manager. At Coopers & Lybrand, Mr. Wong specialized in financing and taxation of real estate, partnerships and real estate investment trusts. Mr. Wong is a certified public accountant in California. He received his B.S. degree in Business Administration from the University of California at Berkeley.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IXYS CORPORATION
By:	/s/ Arnold P. Agbayani

Arnold P. Agbayani, Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

Date: October 5, 2004